Exhibit 99.1
NEWS RELEASE
846 N. Mart-Way Court, Olathe, KS 66061	Phone: 913-647-0158	Fax: 913-647-0132 investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:	Karl B. Gemperli (913) 647-0158, Phone (913) 647-0132, Fax investorrelations@elecsyscorp.com

ELECSYS CORPORATION COMPLETES SALE OF ITS LENEXA FACILITY

Olathe, Kansas (November 3, 2006) - Elecsys Corporation (AMEX: ASY), today announced that it had completed the sale of its Lenexa facility on November 1, 2006. The Company has previously announced that the Lenexa facility and land was under contract and was expected to be sold before the end of the Company’s second fiscal quarter that ended October 31, 2006. The sale resulted in a gain of approximately $300,000 which was used to pay down part of the debt financing that was incurred to purchase our new facility in Olathe, Kansas.

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the aerospace, medical, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2006. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.